Exhibit 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on February 21, 2024 (the “Effective Date”), by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Paul Saltzman (“Executive”).
RECITALS:
WHEREAS, Executive is currently employed as Executive Vice President and Chief Legal Officer of the Bank pursuant to an employment agreement dated as of January 24, 2020 (the “Prior Agreement”); and

WHEREAS, the Bank and Executive desire to make certain changes to the Prior Agreement as set forth herein; and

WHEREAS, this Agreement shall supersede and replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.EMPLOYMENT. As of the Effective Date, the Bank agrees to continue to employ Executive, and Executive agrees to continue his employment as Executive Vice President and Chief Legal Officer of the Bank, subject to the terms and provisions of this Agreement.
2.CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below:
2.1    “Affiliate” means, with respect to any Entity, any Entity directly or indirectly controlling, controlled by or under common control with such Entity.
2.2    “Bancorp” means Eagle Bancorp, Inc., a Maryland corporation, publicly traded as a bank holding company. If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.
2.3    “Bancorp Board” means the Board of Directors of Bancorp.
2.4    “Bank” is defined above. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.5    “Bank Board” means the Board of Directors of the Bank.
2.6    “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.
2.7    “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over any of the Bank Entities or any transaction contemplated, undertaken or proposed to be undertaken by a Bank Entity, including, but not necessarily limited to:
(a)the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;
(b)the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;
(c)the Securities and Exchange Commission or any other federal or state securities regulator;
(d)any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and
(e)any predecessor, successor or assignee of any of the foregoing.
2.8    “Code” means the Internal Revenue Code of 1986, as amended.
2.9    “Disability” means a mental or physical condition which, renders Executive, with or without reasonable accommodation, unable or incompetent to carry out the essential functions of the position or the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.
2.10    “Entity” means any partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.
2.11    “Healthcare Coverage” means coverage for an Executive and the Executive’s tax-qualified dependents under the Bank’s medical, dental and vision plans, based on the applicable plans and the Executive’s coverage elections in effect immediately prior to the Termination Date.
2.12    “Person” means any individual or Entity.
2.13    “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.14    “Term” means the period commencing on the Effective Date and ending on the Termination Date.
2.15    “Termination Date” means the date upon which Executive ceases to provide services to the Bank hereunder.
Other terms are defined throughout this Agreement and have the meanings so given them.
3.TERM; POSITION.
3.1    Position. Executive shall serve in the position(s) set forth in Article 1 during the Term.
3.2    No Restrictions. Executive represents and warrants to the Bank that Executive is not subject to any legal obligations or restrictions that would prevent or limit Executive’s entering into this Agreement and performing Executive’s responsibilities hereunder.
4.DUTIES OF EXECUTIVE.
4.1    Nature and Substance. During the Term, Executive shall provide such services and perform such duties, functions, and assignments as are normally incident to the position of Chief Legal Officer of the Bank, and such additional functions and services as the President and Chief Executive Officer of the Bank or her delegate may from time to time direct. Executive shall report to the President and Chief Executive Officer of the Bank. During Executive’s employment, Executive agrees to devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities under this Agreement and shall use Executive’s best efforts and discharge Executive’s duties to the best of Executive’s ability for and on behalf of the Bank Entities and toward their successful operation, and Executive shall take no action that conflicts with or is adverse to the interests of the Bank Entities.
4.2    Compliance with Law. Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to Executive’s employment and duties.
4.3    Company Policies. Executive shall comply with and agrees to be bound by the policies of the Bank Entities as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
5.COMPENSATION; BENEFITS. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Executive the following:
5.1    Salary. During the Term, Executive shall be paid a salary (“Salary”) of $403,123 on an annualized basis. The Bank shall pay Executive’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time. Executive’s Salary may be adjusted from time to time. However, Executive’s Salary may not be decreased without Executive’s consent other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Bank.
5.2    Vacation and Leave. Executive shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Bank for executives.
5.3    Office Space. The Bank will provide customary office space and office support to Executive.
5.4    Parking. Paid parking at Executive’s regular worksite will be provided by the Bank at its expense.
5.5    Car Allowance. The Bank will pay Executive an annual car allowance of $9,000.00 in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.
5.6    Cell Phone. The Bank will provide Executive with a cell phone reimbursement of $100.00 per month.
5.7    Housing Allowance. In the event that Executive rents an apartment, house or other residence in Bethesda, Maryland or another location within the Washington, D.C. metropolitan area, the Bank will pay the monthly rental fee for such housing, subject in each case to Executive’s continued employment through the monthly rent payment date, up to a maximum of $2,246.83 per month and for a maximum of twenty-four (24) months from the Effective Date (for total maximum payments of $53,924) (collectively, the “Housing Allowance”). In such case, the Bank will impute the applicable taxable income to Executive, and withhold amounts to satisfy applicable tax obligations from other cash compensation due to Executive. Payment of the Housing Allowance shall be subject to Executive’s prompt submission of an executed lease to the Bank and such other documentation as the Bank may reasonably request to substantiate such rental expenses.
5.8    Life Insurance. Executive may obtain a term life insurance policy (the “Policy”) on Executive in the amount of $750,000, the particular product and carrier to be chosen by Executive in Executive’s discretion. Executive shall have the right to designate the beneficiary of the Policy. If the Policy is obtained, Executive shall provide the Bank with a copy of the Policy, and the Bank will reimburse Executive, during the Term of this Agreement, the premiums for the Policy upon submission by Executive to the Bank of the invoices therefor, provided that such reimbursement shall be made before the end of the calendar year following the year in which such expense was incurred by Executive. In the event Executive is rated and the premium exceeds the standard rate for a $750,000 policy, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a $750,000 policy. For example, if Executive is rated and the standard rate for a $750,000 policy would acquire a $500,000 policy, the Bank would only be required to pay the premium for a $500,000 policy. If a Policy is obtained and it is cancelled or terminated, Executive shall immediately notify the Bank of such cancellation or termination.
5.9    Expenses. The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Executive, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which Executive is being provided the car allowance) and other out-of-pocket expenses incurred by Executive in the performance of Executive’s duties and responsibilities under this Agreement and promoting the business of the Bank, including approved membership and Bar Association fees, dues and the cost of attending business related seminars, meetings and conventions and such reimbursements shall be paid no later than March 15th of the year following the year in which the expenses are incurred.
5.10    Benefits. Executive shall be entitled to participate in Bank benefit plans as in effect from time to time that are generally available to other similarly situated employees, subject to applicable eligibility requirements.
6.CONDITIONS SUBSEQUENT TO CONTINUED OPERATION AND EFFECT OF AGREEMENT.
6.1    Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank Entities’ continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank Entities. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance. In such a case, the termination of Executive’s employment hereunder shall be considered a termination for “Cause.”
7.TERMINATION OF EMPLOYMENT. Executive’s employment may be terminated as provided below in this Article 7.
7.1    Definition of Cause. For purposes of this Agreement, “Cause” means:
(a)any act of theft, fraud, intentional misrepresentation of a material matter, personal dishonesty or breach of fiduciary duty or similar conduct by Executive with respect to any of the Bank Entities or the services to be rendered by Executive under this Agreement;
(b)any failure of this Agreement to comply with any Bank Regulatory Agency requirement, provided that the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance as described in Section 6.1;
(c)any final adjudication by a Bank Regulatory Agency against Executive as a result of Executive’s negligence, fraud, malfeasance or misconduct;

(d)indictment of Executive for, or Executive’s conviction of or plea of nolo contendere at the trial court level to, a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;
(e)any of the conduct set forth in Section 7.1(e)(i) or 7.1(e)(ii) below on the part of Executive that has not been corrected or cured by Executive within thirty (30) days after having received written notice from the Chief Executive Officer of the Bank or the Bank Board describing such conduct (provided, however, that there shall be no requirement to provide Executive with notice and opportunity to cure more than one (1) time in any twelve (12) month period):
(i)habitual absenteeism, or the failure by or the inability of Executive to devote full time and attention to the performance of Executive’s duties pursuant to this Agreement (other than by reason of Executive’s death or Disability or other reason protected by law);
(ii)intentional material failure by Executive to carry out the stated lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Chief Executive Officer of the Bank or the Bank Board which are consistent with Executive’s position;
(f)any material breach by Executive of this Agreement (including but not limited to the provisions of Article 8 hereof) or any fiduciary duty owed to any of the Bank Entities;
(g)the use of drugs by Executive to an extent which materially interferes with or prevents Executive from performing Executive’s duties under this Agreement;
(h)Executive’s commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Bank Board in good faith determines could adversely affect the reputation, standing or financial prospects of any of the Bank Entities; or
(i)willful or intentional misconduct on the part of Executive that results, or that the Bank Board in good faith determines may result, in substantial injury to any of the Bank Entities.
7.2    Termination by the Bank for Cause. After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate Executive’s employment for Cause on written notice to Executive, effective immediately.
7.3    Termination by the Bank without Cause. The Bank shall have the right to terminate Executive’s employment at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice to Executive or such later date as may be specified in such notice. In the event the Bank terminates Executive without Cause, the Bank’s obligations to provide supplemental benefits to Executive is governed by the terms of the Parties’ separately executed Non-Competition Agreement dated as of the Effective Date.

7.4    Termination for Death or Disability. Executive’s employment shall automatically terminate upon the death of Executive or upon the Bank Board’s good faith determination that Executive is suffering from a Disability that cannot be reasonably accommodated as required by law.
7.5    Termination by Executive. Executive shall have the right to terminate Executive’s employment at any time, such termination to be effective on the date ninety (90) days after the date on which Executive gives such notice to the Bank unless Executive and the Bank agree in writing to a later date on which such termination is to be effective (the “Notice Period”). After receiving notice of termination, the Bank may require Executive to devote Executive’s good faith energies to transitioning Executive’s duties to Executive’s successor and to otherwise helping to minimize the adverse impact of Executive’s resignation upon the operations of the Bank Entities. If Executive fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Executive’s employment and such termination shall not be treated as a termination by the Bank without Cause. At any time during the Notice Period, the Bank may elect to relieve Executive of some or all of Executive’s duties, responsibilities, privileges and positions for the remainder of the Notice Period, in its sole discretion and any such reduction shall not give Executive any right to terminate employment under Section 9.2(b).
7.6    Pre-Termination Salary and Expenses. Without regard to the reason for, or the timing of, the termination of Executive’s employment hereunder: (a) the Bank shall pay Executive any unpaid portion of Executive’s Salary due for the period prior to the Termination Date; and (b) following submission of proper expense reports by Executive, the Bank shall reimburse Executive for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.8 hereof. These payments shall be made promptly upon termination and within the period of time mandated by law.
7.7    Healthcare Benefit Payment if Termination by the Bank without Cause . If Executive’s employment is terminated by the Bank without Cause Executive shall be entitled to a lump sum cash payment within sixty (60) days after the Termination Date equal to twelve (12) times the Executive’s full total monthly premium (i.e. Executive’s portion and the Bank’s portion) of the Executive’s Healthcare Coverage, provided that Executive signs and delivers to the Bank no later than twenty-one (21) days (forty-five (45) days if deemed a “group termination” under the Older Workers Benefit Protection Act) after the Termination Date a General Release and Waiver substantially in the form attached as Exhibit A hereto, and that such release becomes irrevocable in accordance with its terms (the “Release Requirement”).
7.8    Termination in Connection with Change in Control. Section 9.2 sets out provisions applicable to certain circumstances in which Executive’s employment may be terminated in connection with a Change in Control.
8.RESTRICTIVE COVENANTS.
8.1    Confidential Information. Executive, during employment, will have, and has had, access to and has become familiar with various non-public confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.
8.2    Nondisclosure. Executive hereby covenants and agrees that Executive shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information: (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive or any Person acting on behalf of or in concert with Executive, (iii) in connection with the proper and lawful performance of Executive’s duties for the Bank Entities, or (iv) as described in Section 8.2.1 below. The restrictions set forth above in this Section 8.2 shall apply during Executive’s employment and for the longer of five (5) years following the cessation thereof or for however long the Confidential Information is a trade secret protected from use or disclosure by the Maryland Uniform Trade Secrets Act or is otherwise protected from use or disclosure by any other federal or state law, including bank privacy laws. Notwithstanding the foregoing, Executive, Bancorp and the Bank acknowledge and agree that nothing contained in this Section 8.2 shall be interpreted, construed, asserted or enforced by Bancorp or the Bank to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, nothing contained in this Agreement or any release shall be interpreted, construed, asserted or enforced by the Bank or Bancorp to (i) prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s providing information to any such agency as a whistleblower under applicable law or regulation, or (ii) require notification or prior approval by the Bank or Bancorp of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Bancorp and the Bank hereby waive any right to assert or enforce the provisions of this Agreement in a manner that would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

8.2.1    No provision of this Agreement, including but not limited to Section 8.2 and Section 8.9 hereof, shall be interpreted, construed, asserted or enforced by the Bank Entities to (i) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) require notification or prior approval by the Bank Entities of any such report. Further, nothing contained in this Agreement, or any release and waiver delivered in connection with this Agreement, shall be interpreted, construed, asserted or enforced by the Bank Entities to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation. The Bank Entities hereby waive any right to assert or enforce the provisions of this Agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
8.3    Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any Confidential or proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or automatically upon Executive’s cessation of employment, Executive shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format), subject to applicable legal holds, and Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.
8.4    Restrictions on Competition, Solicitation, and Interference During Employment. Executive agrees that during the course of Executive’s employment, Executive shall not, in any capacity, take any action to compete with the Bank Entities, and shall not: (a) perform services that compete with the Bank Entities for any bank, bank holding company, or any other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, those products or services provided by the Bank Entities; (b) solicit, divert from the Bank Entities, or transact business with any customer of any of the Bank Entities, for the purpose of providing products or services that are the same as or substantially similar to, and competitive with, those provided by the Bank Entities; (c) hire, assist others in hiring, or solicit for hire any employee of any of the Bank Entities, or encourage any such employee to terminate employment with any of the Bank

Entities; or (d) induce or attempt to induce any supplier, contractor, agent, representative or any other Person that has a business relationship with any of the Bank Entities to discontinue, terminate, or reduce, the extent of such Person’s relationship with any Bank Entity, or to take any action that would disrupt or otherwise damage such relationship.
8.5    Non-Competition.
8.5.1    Executive hereby acknowledges and agrees that, during the course of employment, in addition to Executive’s access to Confidential Information, Executive has become, and will continue to become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Executive hereby covenants and agrees that during the one (1) year period immediately following the cessation of employment for any reason (the “Restricted Period”), Executive will not at any time (except on behalf of the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) own, manage or control, or participate in the ownership, management or control, or perform duties that are the same as or substantially similar to those duties performed by Executive for any of the Bank Entities during the last twenty-four (24) months of Executive’s employment, if such ownership, management or control, or the participation therein, or the performance of such duties, are performed for a bank, a bank holding company, or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank Entities at the time Executive’s employment ceases. The restrictions set forth in this Section 8.5.1 shall apply only within a fifty (50) mile radius of the headquarters of the Bank Entities (or any headquarters of a successor), and within fifty (50) miles of any branch office of the Bank Entities (or any successor as to Maryland, District of Columbia and Virginia branches only), as such are located as of the date Executive’s employment ceases (“Restricted Territory”).
8.5.2    Executive hereby covenants and agrees that during the Restricted Period, Executive will not, within the Restricted Territory, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise), sell or offer for sale to any Person any products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by any of the Bank Entities at the time Executive’s employment ceases.
Notwithstanding any provision hereof to the contrary, this Section 8.5 does not restrict Executive’s right to own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not violate: (A) the Code of Conduct or any other policy of the Bank Entities, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank Entities. The parties acknowledge that they have also entered into that certain Non-Compete Agreement, effective as of the Effective Date, as may be amended from time to time, which is in addition to, and not in lieu of, any of the restrictions hereunder (the “Non-Compete Agreement”).

8.6    Non-Interference.
8.6.1    Executive hereby covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity), solicit, divert from any of the Bank Entities or transact business with any “Customer” of the Bank Entities with whom Executive had “Material Contact” during the last twenty-four (24) months of Executive’s employment or about whom Executive obtained non-public information while acting within the scope of Executive’s employment during the last twenty-four (24) months of such employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Bank Entities at the time Executive’s employment ceases. “Material Contact” for the purpose of this Section 8.6.1 means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank Entities. “Customer” means any person or entity with whom the Bank Entities had a depository, lending or other contractual relationship, pursuant to which the Bank Entities provided products or services during the last twenty-four (24) months of Executive’s employment. The prohibition on “solicitation” set forth herein shall not apply to solicitations to the general public not disproportionately directed to Customers.
8.6.2    Executive hereby covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity) hire, assist others in hiring, or solicit for hire any person, or induce or encourage any person to terminate employment with the Bank Entities, if such person was known by Executive to have been an employee of the Bank Entities at any time during the last six (6) months of Executive’s employment and the purpose of such hire, solicitation, or inducement is to compete with any of the Bank Entities.
8.6.3    Executive hereby covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity), induce or attempt to induce any Supplier, contractor, agent, representative, or any other Person that has a business relationship with any of the Bank Entities, and with whom Executive had “Material Contact” during the last twenty-four (24) months of Executive’s employment or about whom Executive obtained non-public information while acting within the scope of Executive’s employment during the last twenty-four (24) months of Executive’s employment, to discontinue, terminate, or reduce the extent of such Person’s relationship with any Bank Entity or to take any action that would disrupt or otherwise damage such relationship. “Material Contact” for the purpose of this Section 8.6.3 means that Executive personally communicated with the persons or entities referenced in this Section 8.6.3, either orally or in writing. “Supplier” means any Person which, during the six (6) month period prior to the end of Executive’s employment (A) had sold any products or services to any of the Bank Entities or (B) had submitted to the Bank Entities a proposal for the sale of any products or services.

8.7    Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Executive, the Bank Entities shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from a court of competent jurisdiction, and in accordance with Section 12 below, (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.
8.8    Reasonableness.
8.8.1    Executive has carefully read and considered the provisions of this Agreement and, having done so, acknowledges that Executive fully understands them, that Executive has had an opportunity to consult with counsel of Executive’s own choosing regarding the meaning and effect of such provisions, at Executive’s election, and Executive agrees that the restrictions and agreements set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Executive agrees that the restrictions set forth in this Agreement are independent and divisible and will not impair or unreasonably restrain Executive’s ability to earn a livelihood. Executive further acknowledges that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Bank Entities.
8.8.2    If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by, such modified provision or restriction.
8.9    Additional Obligations.
8.9.1    Non-disparagement. Executive shall not during or after Executive’s employment disparage any officers, directors, employees, business, products, or services of the Bank Entities, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law. For the avoidance of doubt, nothing in this Section 8.9.1 shall be construed so as to impede Executive from making disclosures that are permitted under Section 8.2.1 herein.
8.9.2    Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the reasonable requests of the Bank Entities, including providing information, with regard to any matter that Executive has knowledge of as a result of Executive’s employment or prior employment with the Bank Entities. Executive further agrees to comply with any reasonable request by the Bank Entities to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bank Entities, giving statements/

affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that the Bank Entities shall reimburse Executive for any reasonable out-of-pocket expenses properly incurred by Executive in giving such assistance. Subject to Section 8.2.1, Executive agrees to notify the Bank immediately if Executive is contacted by any third parties for information or assistance with any matter concerning the Bank Entities and agrees to co-operate with the Bank Entities with regard to responding to such requests.
9.CHANGE IN CONTROL.
9.1    Definition. “Change in Control” means and shall be deemed to have occurred if:
(a)there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under § 1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;
(b)any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or
(c)over a twelve (12) month period, a majority of the members of the Bancorp Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Bancorp Board in office prior to such appointment or election.
Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.
9.2    Change in Control Termination. For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:
(a)Executive’s employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or
(b)Within twelve (12) months following consummation of a Change in Control, Executive’s title, duties and or position have been materially reduced such that Executive is not in a comparable position in the Bank (with materially comparable compensation, benefits, contractual terms and conditions and responsibilities to the position Executive held immediately prior to the Change in Control, and with a primary worksite that is within twenty-five (25) miles of Executive’s primary worksite as of the date hereof), and within thirty (30) days after notification of such reduction Executive notifies the Bank that Executive is terminating Executive’s employment due to such change in Executive’s employment unless such change is cured within thirty (30) days of such notice by providing Executive with a comparable position (including materially comparable compensation and benefits and a primary worksite within twenty-five (25) miles of Executive’s primary worksite as of the date hereof). If Executive’s employment is terminated under this Section, Executive’s last day of employment shall be mutually agreed to by Executive and the Bank, but shall be not more than sixty (60) days after such notice is given by Executive.
9.3    Change in Control Payment. If there is a Change in Control Termination pursuant to Section 9.2, then subject to Executive’s fulfillment of the Release Requirement, Executive shall receive a lump sum cash payment within sixty (60) days after the later of (i) the Termination Date or the (ii) Change in Control, equal to:
9.3.1    0.99 times the sum of (a) Executive’s Salary at the highest rate in effect during the twelve (12) month period immediately preceding Executive’s Termination Date and (b) Executive’s annual incentive cash bonus(es) paid in the most recent twelve (12) months, if any; and
9.3.2    thirty-six (36) times Executive’s full total monthly premium (i.e. Executive’s portion and the Bank’s portion) of Executive’s Healthcare Coverage; provided, however, that such amount shall be reduced by any amount paid or payable as the result of a termination without Cause under Section 7.7, if that termination without Cause under Section 7.7 becomes a Change in Control Termination (i.e., because the Change in Control occurs within one hundred twenty (120) days after the termination without Cause).
Notwithstanding anything to the contrary in this Section 9.3, any payment pursuant to this Section 9.3 shall be subject to (i) any delay in payment required by Section 10.2 hereof and (ii) any reduction required pursuant to Section 10.1 hereof, as applicable.
10.COMPLIANCE WITH CERTAIN RESTRICTIONS.
10.1    Section 280G. If any payment or distribution by the Bank Entities to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “280G Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of 280G Payments payable to Executive shall be reduced to the aggregate amount of 280G Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the 280G Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the 280G Payments to Executive without any such reduction. Any such reduction shall be made in the following order: first, by reduction of cash payments; second, by cancellation of accelerated vesting of equity awards; and third, by reduction of other benefits payable to Executive, in each case, in reverse chronological order, beginning with payments or benefits that are to be paid latest. All determinations required to be made under this Section 10.1 shall be made by a nationally accredited accounting firm selected by the Bank in its sole discretion. Such determinations shall be final and binding on all of the parties hereto. The Bank Entities shall be responsible for all fees and expenses incurred by the accounting firm under this Section 10.1.
10.2    Section 409A.
10.2.1    It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be exempt from or comply with Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that Executive shall be solely responsible for the payment of any tax or penalty which may be imposed or to which Executive may become subject as a result of the payment of any amounts under this Agreement.
10.2.2    Any payments hereunder to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A.
10.2.3    Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of Executive’s “separation from service,” any payment of “nonqualified deferred compensation” (with each term defined in accordance with Section 409A) that is otherwise to be paid to Executive within six (6) months following Executive’s separation from service (whether pursuant to this Agreement or any other arrangement between Executive and the Bank Entities), shall, to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A, be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.
10.2.4    If any of the payments hereunder are subject to the Release Requirement, and the period in which Executive may consider executing the release begins in one calendar year and ends in the following calendar year, the date on which such payments will be made shall be no earlier than the first day of the second calendar year within such period.
10.2.5    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during

Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
10.2.6    For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment.
10.3    Withholding. The Bank Entities may withhold from any amounts payable under this Agreement required federal, state, local and foreign taxes.
11.ASSIGNABILITY. Executive shall have no right to assign this Agreement or any of Executive’s rights or obligations hereunder to another party or parties. The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank. Upon any such assignment, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.
12.GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.
13.NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Bank’s personnel files; (b) if to the Bank, to the attention of its President and Chief Executive Officer at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
14.ENTIRE AGREEMENT. This Agreement and the Non-Compete Agreement contain all of the agreements and understandings between the parties hereto with respect to the employment of Executive by the Bank, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof, including without limitation the Prior Agreement. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by any of the parties that is not set forth in this Agreement or the Non-Compete Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.
15.HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
16.SEVERABILITY. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provision or portion of such provision shall be deemed severed herefrom and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.
17.AMENDMENT; WAIVER. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of any party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.
18.GENDER AND NUMBER. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.
19.BINDING EFFECT. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and personal and legal representatives.
20.NO CONSTRUCTION AGAINST ANY PARTY. This Agreement is the product of informed negotiation between Executive on the one hand, and the Bank on the other hand. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree that neither of them was in a superior bargaining position regarding the substantive terms of this Agreement.
21.COUNTERPARTS. This Agreement may be executed in separate counterparts (including by facsimile, portable document format or other electronic signature), any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLEBANK

By:	/s/ Susan G. Riel
Name:	Susan G. Riel
Title:	President, Chief Executive Officer

Executive:

/s/ Paul Saltzman
Paul Saltzman

Exhibit A
Form of
General Release and Waiver of All Claims
Paul Saltzman (“you”) executes this General Release and Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 and Section 9.3 of that certain Employment Agreement effective as of ________ [ ], 2024 (the “Employment Agreement”)] and [Section 3.1 of that certain Non-Compete Agreement effective as of _______[ ], 2024 (“Non-Compete Agreement”)], and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged. All capitalized terms used but not otherwise defined herein shall have the same meaning as in your [Employment Agreement] [Non-Compete Agreement].
1.RELEASE.
You hereby release and forever discharge EagleBank and Eagle Bancorp, Inc. (each, a “Company”) and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, successors, predecessors, assigns and attorneys (the “Released Parties”) from any and all complaints, charges, claims, demands, liabilities, obligations, agreements, promises, suits, rights, debts, damages, injury and actions of any nature whatsoever, known or unknown, suspected or unsuspected, in law or equity or by statute, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.
2.WAIVER.
You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); the Older Workers Benefit Protection Act; the Equal Pay Act; the Family and Medical Leave Act; the Maryland Civil Rights Act; the Maryland Collective Bargaining Law; and any other state, local and federal employment and related laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment with EagleBank or Eagle Bancorp, Inc. (the “Companies”). By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws, except those as to which a waiver and release is not permitted as a matter of law, based on any act, omission, matter, cause or thing through the date of your execution of this Release; provided however, that this Release does not release or discharge the Released Parties from either Company’s obligations to you under or pursuant to (a) [Section 7.7 and Section 9.3 of the Employment Agreement], (b) [Section 3.1 of the Non-Compete Agreement], (c) vested benefits under the Company’s employee welfare benefit plans and employee pension benefit plans (excluding any severance benefits), subject to the terms and conditions of those plans, (d) any
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securities of the Company that you own outright or (e) claims for indemnification under the Company’s by-laws or policies of insurance.
You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release, provided that nothing in this Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by, or providing information to, the EEOC, NLRB, SEC, DOJ or any comparable state or local agency (“Government Agencies”). Notwithstanding the foregoing, you hereby waive your right to recover individual relief with respect to any charge, complaint, or lawsuit filed by you or anyone on your behalf, and you agree that you will not accept any benefit that you may be entitled to receive in connection with any action taken by any other person or agency against the Companies; provided however, that nothing in this Release limits your right to receive an award for information provided to any Government Agencies, and nothing in this Release limits your ability to collect a reward from the SEC or other Government Agencies under their whistleblower programs. Additionally, you represent that you have no pending complaints or charges filed against the Companies, provided that disclosures to the SEC or other Government Agencies under any whistleblower program shall not be considered a complaint or charge for the purposes of this representation.
By execution of this Release and in consideration of the benefits provided herein, you understand that you are specifically waiving any rights or claims that you may have under the ADEA, 29 U.S.C. §§ 621, et seq. You state that your waiver of these ADEA claims is knowing and voluntary, and you understand that you are forever releasing the Companies (and their affiliates and related persons who are Released Parties) with respect to all such claims. This waiver does not apply to any rights or claims that relate to events which may occur after the date this Release becomes effective, or to any rights or claims to test the knowing and voluntary nature of this Release, solely to the extent required under the ADEA and Older Workers Benefit Protection Act (“OWBPA”).
3.NOTICE PERIOD.
This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) [45 days if deemed to be a group termination under OWBPA] calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period [45 days if deemed to be a group termination under OWBPA], you certify that you did so voluntarily for your own benefit and not because of any coercion. No change to this Release, material or otherwise, shall restart the 21-day [45 days if deemed to be a group termination under OWBPA] period.
4.RETURN OF PROPERTY.
You certify that you have fully complied with Section 8.3 of your Employment Agreement.
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5.REVOCATION.
You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the President and Chief Executive Officer of the Companies must receive your written notice of revocation before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under the [Employment Agreement] [Non-Compete Agreement] by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.
IN WITNESS WHEREOF, you have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

EXECUTIVE	Date
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